Exhibit T3A.9

                  ENGLISH TRANSLATION OF BY-LAWS, AS AMENDED,
                          AND TRANSITORY ARTICLES OF

                             RAFYTEK, S.A. DE C.V.

                              AS OF JANUARY, 2002
                    (equivalent to Charter of Incorporation
                             and current By-laws)
                              -------------------



INCORPORATING DEED NUMBER NINE THOUSAND FOUR HUNDRED TWENTY EIGHT*1, REGISTERED WITH THE PUBLIC REGISTRY OF PROPERTY AND COMMERCE OF MERIDA, YUCATAN, MEXICO, UNDER NO. 47374, FIRST INSTRUMENT, PAGE 393, VOLUME 62, BOOK 3, 2ND AUXILIARY, SECTION COMMERCE AND IN THE PUBLIC REGISTRY OF COMMERCE OF EL ORO, STATE OF MEXICO, UNDER NO. 61, BOOK FIRST, VOLUME FIRST, COMMERCE SECTION.

         IN MEXICO CITY, on October 27, 1978, I, Notary Public No. 84 of the Federal District RAFAEL REBOLLAR GARDUNO, hereby certify that before me appear Messrs. JORGE XACUR ELJURE, NICOLAS XACUR ELJURE JOSE MARIA FUNTANET MARTI, ENRIQUE HARO MORALES AND JOSE DE JESUS ALTAMIRANO ESCOTO to incorporate A SOCIEDAD ANONIMA TO BE GOVERNED BY THE FOLLOWING:

                                    BY-LAWS

               NAME, PURPOSE, DOMICILE, DURATION AND NATIONALITY

FIRST. The name of the corporation is RAFYTEK which denomination shall always be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" or by their abbreviation "S.A. DE C.V.".

SECOND.  The purpose of the corporation is:

1. To manufacture, produce, and commercialize all types of polypropylene products and products deriving therefrom, especially in connection with products destined to be used as containers and for storage purposes.

2. To purchase, sell, lease, mortgage or encumber in any legal manner such real or personal properties as may be required by or convenient for the achievement of the corporate purposes.

3. To lend and borrow money, with or without security and to guaranty third party obligations by means of bond, mortgage, pledge or any other type of guarantee.

4. To acquire and dispose of in any legal manner such patents, patent rights, inventions, trademarks, tradenames and copyrights as may be required or convenient for the attainment of the corporate purposes.

5. To act as agent, commission agent, representative, attorney in fact or in any other manner to represent all kinds of companies and individuals, within or outside the United Mexican States.

6. To acquire and dispose of, in any legal manner, all kinds of shares, interests or participations in other corporations or associations, whether of a civil or mercantile nature, consistent with the corporate purposes.

7. To receive and render any and all services related to the corporate purposes.

5. 8. In general, to carry out and perform any and all business or activities related to the corporate purposes.

THIRD. The domicile of the corporation is the City of Atlacomulco, Estado de Mexico, which domicile shall not be deemed modified even though the corporation establishes agencies or branches elsewhere in Mexico or abroad and designates conventional domiciles for the execution of specific acts and contracts.

FOURTH. The duration of the corporation is NINETY NINE YEARS, computed from the date the public deed containing the incorporation of the company is executed.

FIFTH. The corporation is of Mexican nationality. Every foreigner who at the time of incorporation or at any time thereafter, acquires a corporate interest or participation in the corporation shall be considered by that fact alone as Mexican with respect to such interest or participation as well as with respect to the properties, rights and concessions derived from the agreements to which the corporation is a party or to the rights and obligations derived from the agreements executed by the corporation with the Mexican authorities and it shall be understood that he agrees not to invoke the protection of his Government under penalty, in case of failure to comply with such agreement, of forfeiture of such interest or participation in favor of the Mexican nation.

                         CORPORATE CAPITAL AND SHARES

SIXTH. The corporate capital shall be variable. The fixed portion not subject to withdrawal of the corporate capital shall be the sum of $77,000.00 Pesos (SEVENTY SEVEN THOUSAND PESOS 100 Mex. Cy.), represented by 77,000 ordinary, registered, no par value shares, totally subscribed and paid-in.

The variable capital shall be unlimited and shall be represented by ordinary, registered, no par value shares.

SEVENTH. Future increases or reductions in the variable capital stock may be effected upon resolution of the General Ordinary Stockholders' Meeting which resolution shall not require notarization nor registration in the Public Registry of Commerce and which shall determine the conditions in which such increase or reduction shall be effected, the terms of payment, characteristics of the shares of stock to be issued and any other related issue.

EIGHTH. Share certificates and, if appropriate, provisional certificates shall contain the provisions referred to in Articles 111, 125 and 127 of the General Corporations Law and Clause Fifth hereof shall also be transcribed therein.

NINTH. Each share shall represent one vote at the Stockholders' Meeting and shall be entitled to vote on all matters submitted to the meeting when by law or by these Articles of Incorporation they are entitled to vote; all shares shall confer equal rights and obligations to their holders.

TENTH. Share certificates shall bear the signature of the Sole Administrator or of two members of the Board of Directors. The signature of the Directors may be a facsimile, if so authorized by the Board of Directors, subject to the condition that in such case, the originals of the respective signatures be deposited with the corresponding Public Registry of Commerce.

Upon request from any stockholder, who shall bear all costs derived therefrom, share certificates may be exchanged for different certificates representing a different number of shares.

ELEVENTH. The corporation shall keep a Stock Register in which all of the operations of subscription, acquisition or transfer involving the shares representing the corporate capital shall be recorded. All recordings shall be made within 60 days from the date the transaction to which they refer took place and shall mention, in its case, the name of the original stockholder, the name of the assignor or purchaser or the name of the pledgee or creditor who is also a beneficiary of the attachment of the shares.

The corporation shall consider as owner of the registered shares the person recorded as such in the Stock Register. For this purpose, said book shall be closed three days before the date set for a Stockholders' Meeting and it shall be opened again on the day following that on which the meeting was held or should have been held.

TWELFTH. In cases of increases of the corporate capital by means of new capital contributions, stockholders shall have a preferential right to subscribe the shares to be issued, in proportion to their holdings at the time of exercising the preference. Stockholders shall exercise such preferential right within the term established for such purposes by the meeting resolving on the capital increase which term may not exceed 45 calendar days following the date the resolution of the Meeting resolving on such increase is published in the Official Daily of the Federation.

In the event that after expiration of the period during which the Stockholders should exercise their preferential right some shares are still un-subscribed, the Sole Administrator or the Board of Directors shall have the power to decide to offer the un-subscribed shares for subscription and payment to third parties.

The Corporation shall keep a Corporate Capital Variation Register.

                                ADMINISTRATION

THIRTEENTH. The administration of the corporation shall be entrusted to a Sole Administrator or to a Board of Directors composed of the number of Directors determined by the Ordinary Stockholders' Meeting; Alternate Directors to act in case of absence of regular Directors may also be appointed by the Ordinary Stockholders' Meeting.

FOURTEENTH. The Sole Administrator or the Directors need not be stockholders of the corporation; they shall hold their offices for one year computed from the date of their appointment as a general rule but may be reelected. In any event, they shall continue to discharge their duties until their successors take office. The sole administrator or the Directors will not be required to guarantee their performance.

FIFTEENTH. One of the Directors shall be appointed as Chairman of the Board of Directors. A Secretary shall also be appointed, who does not need to be a Director.

SIXTEENTH. Board of Directors' Meetings shall be held in the corporate domicile or in any other place as may be previously determined in the respective call. Board meetings may be held at any time at least once a year and shall be convened by the Chairman or the Secretary of the Board or by any two Directors or the Statutory Auditor of the Corporation. The person or persons wishing to convene the meeting shall inform the Board Secretary who shall immediately issue the respective call.

Calls shall be made in writing and sent by tested telex or confirmed telegram or telecopy to each Director and Statutory Auditor, at least 15 calendar days in advance to their domicile or the place designated for such purpose. Calls shall specify the purpose, hour, date and place for the meeting and shall be signed by the Secretary of the Board. Notwithstanding the above, the call requirement may be waived by any or all directors with respect to any meeting.

SEVENTEENTH. In order for meetings of the Board of Directors be valid, the attendance of at least one half of the Directors or their respective alternates shall always be required; resolutions of the Board of Directors shall be adopted by a majority of votes of the members present.

Unanimous resolutions taken by all members of the Board of Directors in lieu of meeting shall have for all legal purposes the same validity as if taken at a duly held Board of Directors' meeting as long as they are evidenced in writing and executed by all members of the Board.

EIGHTEENTH. The Board of Directors may appoint, among its members, one or more delegates for the performance of specific duties, and the Board of Directors may appoint a permanent delegate as well, with the authority expressly conferred in each case.

NINETEENTH. The Sole Administrator or the Board of Directors, as the case may be, shall have the following powers:

a) General power of attorney for lawsuits and collections, with the broadest power as permitted by law, in the terms of the first paragraph of Article 2554 of the Civil Code for the Federal District and its correlative Article of any other Civil Code in Mexico (the "Civil Code"), with all general and such special powers as may be required, including those provided in Article 2587 of the Civil Code, wherefore they will have (but not limited to) the following authority: to represent the corporation before Federal, State, Municipal, Administrative and Judicial authorities, before the Secretary of Labor and before Conciliation and Arbitration Boards and to sign such documents as may be required in the exercise of this power of attorney; to exercise all types of rights and actions before any and all authorities and Boards of Conciliation and Arbitration; to submit to any jurisdiction; to promote and withdraw from litigations, even from injunction (amparo); to file charges and criminal complaints and appear as offended party and assist the District Attorney and grant pardons; to compromise; to submit to arbitration; to take and answer depositions; to accept and release all kind of guarantees; to assign property and to perform all other actions which are expressly determined by law.

b) General power of attorney for acts of administration, in the terms of the second paragraph of Article 2554 of the Civil Code among which are included the authority to execute, amend, carry out and rescind all kind of contracts and agreement, to obtain loans and in general, to carry out all acts that are related directly or indirectly to the corporate purposes.

c) General power of attorney for acts of ownership, in the terms of the third paragraph of Article 2554 of the Civil Code including to acquire personal and real property, to transfer title to as well as to encumber by pledge, mortgage or otherwise, personal and real property.

d) Power to issue, sign and endorse negotiable instruments in accordance with Article 9 of the General Law of Negotiable Instruments and Credit Transactions.

e) Power to confer and revoke general and special powers of attorney within the scope of the aforementioned powers.

f) Power to establish branches and agencies in any location of the United Mexican States or abroad and to close such branches or agencies.

g) Power to designate and remove managers, officers and employees of the corporation and to determine their powers, duties and remuneration.

                            STOCKHOLDERS' MEETINGS

TWENTY. The supreme authority of the corporation is vested in the stockholders convened in a General Meeting, which may therefore adopt all kinds of resolutions and ratify all acts and transactions of the corporation. Their resolutions shall be enforced by the Sole Administrator or the Board of Directors or the person or persons expressly designated therefore by the stockholders convened in a meeting. All Meetings must be held at the corporate domicile, except for the case of act of God or force majeure.

TWENTY FIRST. Stockholders' Meetings shall be Ordinary or Extraordinary. Ordinary Stockholders' Meetings shall be held at least once a year within the first four months following the closing of each fiscal year. Extraordinary Stockholders' Meetings shall be held when necessary, to resolve on any of the matters provided for in Article 182 of the General Corporations Law.

TWENTY SECOND. Shareholders' Meetings, whether ordinary or extraordinary, shall be held upon call by the Sole Administrator or the Board of Directors, or by any of the Statutory Auditors in case of failure of the Sole Administrator or of the Board of Directors in accordance with the provisions of Article 166, Insert VI of the General Corporations Law. Meetings shall be held also at the request of the stockholders in the terms of Articles 184 and 185 of the General Corporations Law.

Calls for Stockholders' Meetings shall contain the place, date and time at which the meeting will be held, the for the meeting and an indication as to the fact of being first of latter call. They shall be published in the Official Gazette or in any of the newspapers of major circulation in the domicile of the Corporation, at least fifteen (15) calendar days prior to the date set for the meeting. In the event of a second call or if in connection with a meeting where no accounting document shall be reviewed, calls shall be published at least three (3) days before the date fixed for the meeting. Calls for any Stockholders' Meeting shall also be sent by telex or telecopy at least fifteen (15) days in advance to any foreign stockholder.

TWENTY THIRD. Ordinary Stockholders' Meetings shall be considered as legally installed at first call if stockholders holding at least 51% (fifty one per cent) of all of the shares with a right to vote at such meeting are present or represented and resolutions shall be valid if adopted by majority of votes of those present. In the event an Ordinary Meeting is not held on the proposed date due to lack of quorum, a second call or a subsequent call will be made with indication of said circumstance and in such event Ordinary Stockholders' Meetings shall be considered as legally installed regardless of the number of shares represented at the meeting and resolutions shall be taken by majority of votes of the shares represented at the meeting.

Unanimous resolutions in lieu of meeting taken by all stockholders entitled to vote, shall have for all legal purposes the same validity as if taken at a duly held Stockholders' meeting as long as they are evidenced in writing and executed by all stockholders entitled to vote.

TWENTY FOURTH. Extraordinary Stockholders' Meetings shall be considered as legally installed at first call, if stockholders holding at least 75% (seventy five per cent) of all of the shares with a right to vote at such Meeting are present or represented; and in the event of a second or any subsequent call, Extraordinary Stockholders' Meeting may be considered as legally installed if stockholders holding at least 51% (fifty one per cent) of all of the shares with a right to vote at such meeting are present or represented, and resolutions shall be valid if adopted by the favorable vote of the shares of stock representing at least one half of the corporate capital.

TWENTY FIFTH. In order to attend meetings, stockholders shall prove their right with the recording of said shares maintained in the Stock Registry Book. Stockholders may be represented at the meetings by an attorney in fact holding a general or a special power of attorney or by an attorney in fact designated by means of a simple letter of proxy.

Stockholders meetings shall be presided over by the Sole Administrator or the Chairman of the Board of Directors. In their absence by one of the Directors or other attending persons as appointed by the stockholders. The Secretary of the Board of Directors shall act as Secretary of stockholders' meetings and in his absence the person designated by the attending stockholders shall act as Secretary. The President shall name one or two of those present, who may or not be members of the Board of Directors, as Tellers, in order that they determine if the legal quorum has or has not been met and to count the votes cast if the latter should be necessary or requested by the President of the meeting.

TWENTY SIXTH. Once a meeting is legally installed, if any of the items included in the agenda is not resolved, such meeting may be adjourned and be continued on the following business day, without need of a further call.

The minutes of the stockholders' meetings shall be recorded in a Minute Book which shall be kept by the Secretary, together with a duplicate set of minutes, a list of the stockholders who attended the assembly signed by the Teller, the proxies, copies of the publication in which the call for the meeting was published, copies of any reports, accounts of the corporation and any other documents which were submitted at the meeting. Whenever the minutes of a meeting cannot be recorded in the proper duly authorized book, said minutes shall be notarized before a public notary. Minutes of Extraordinary Stockholders Meetings shall be notarized and recorded in the Public Registry of Commerce. All minutes of stockholders meetings, as well as a record of those not held for lack of quorum, shall be signed by the President of the meeting, the Secretary and the Statutory Auditors (comisarios) who may have attend.

TWENTY SEVENTH. Any Ordinary or Extraordinary Stockholders' Meeting shall be legally held without needing a previous call if all shares of stock representing the corporate capital are present at the moment votes are cast.



                                 SURVEILLANCE

TWENTY EIGHTH. The surveillance of the corporation shall be entrusted to one or more Statutory Auditors, as may be determined by the stockholders in a General Meeting. An Alternate Statutory Auditor may be designated for each Statutory Auditor.

The Statutory Auditors shall hold their position for one year, from the date of their appointment, as general rule, but shall continue to discharge their duties until their successors take office.

The emoluments of the Statutory Auditors shall be determined by the stockholders in a General Meeting.

TWENTY NINTH. Statutory Auditors shall have the powers and duties provided for in Article 166 of the General Corporations Law. Statutory Auditors need not be stockholders of the corporation.

                            FISCAL YEAR AND PROFITS

THIRTY. The fiscal year of the corporation shall run from January first to December 31 each year. Annually, the financial information provided in Article 172 of the General Corporations Law shall be prepared and submitted to the consideration of the stockholders.

THIRTY FIRST. The net profits obtained in each fiscal year shall be applied as follows:

a) Such sum as may be determined by the stockholders shall first be set aside for creating or restoring the Legal Reserve, as the case may be, which sum shall not be less than 5% of the net profits until it equals one-fifth of the corporate capital;

b) The amount necessary to pay to workers and employees the corresponding profit sharing as provided by law.

c) The remainder shall be distributed as determined by the stockholders in an ordinary meeting called for such purposes.


                          DISSOLUTION AND LIQUIDATION

THIRTY SECOND.  The corporation shall be dissolved in advance:

I. If continued execution of the corporate purpose shall become impossible;

II. By resolution of the stockholders adopted in Extraordinary Stockholders Meeting;

III. If the number of stockholders shall be reduced to less than the legal minimum required (two);

IV. In case of loss of two-thirds of the corporate capital, unless the stockholders restore or reduce the same;

V.       In any other event foreseen by law.

Upon dissolution, the corporation shall be placed in liquidation, which shall be entrusted to one liquidator appointed by the same Extraordinary Meeting resolving upon the dissolution. The liquidator need not be a stockholder of the corporation and shall have the authorities and compensation resolved upon by the Meeting. The Meeting shall also establish a term for the achievement of the duties of the liquidator, as well as the general rules governing such performance.

THIRTY THIRD. During the liquidation process, Stockholders Meetings shall be held pursuant to the terms hereof. Liquidators shall have the authority vested in the Board of Directors with the limitations imposed by the liquidation process. The Statutory Auditors shall discharge the same duties during the liquidation process as during the normal existence of the corporation and shall maintain with respect to the liquidators the same relationship as that maintained with respect to the Directors.

THIRTY FOURTH. In all matters not specifically provided for herein, the provisions of the General Corporation Law shall govern.


                             TRANSITORY ARTICLES (2)

FIRST. The fixed portion of the corporate capital is $77,000.00 (SEVENTY SEVEN THOUSAND PESOS 00/100 Mex. Cy.) and has been fully subscribed and paid by the parties hereto as follows:

         STOCKHOLDERS                         SHARES OF CAPITAL
                                              FIXED             VARIABLE

CONSOLTEX MEXICO, S.A. DE C.V.      76,999           11,262,859

CONSOLTEX (USA) INC.                            (1)
                                            ______         __________
                  Subtotal                  77,000         11,262,859

                               TOTAL             11,359,859

SECOND. The appearing parties are the only stockholders of the corporation, and considering this Meeting as their first General Stockholders' Meeting, unanimously take the following:



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(1) The by-laws of the Corporation contained in the Incorporating Deed have been amended once, by means of Amending Public Deed No. 50581, dated December 18,
196, granted before Miguel Alessio Robles, Notary No. 19. The deed was registered in the Commercial Instrument of the Corporation (183387) on January 31, 1997.


(2) The original Transitory Articles have been amended on several occasions as resolutions taken by the Stockholders regarding changes in the Board of Directors and granting of powers of attorney affect the Transitory Articles. All such changes are evidenced in Public Deeds that are registered with the Public Registry of Commerce of El Oro, Estado de Mexico, after the change of domicile of the Corporation, and before, with the Public Registry of Merida. The information above is the currently in effect information.



                           RESOLUTIONS (as amended)

1. The administration of the corporation shall be entrusted to a Board of Directors; as of January 2002 the member of the Board are:

                           MEMBERS                            TITLE
                           -------                            -----
                  Kim A. Marvin                               Chairman
                  Paul J. Bamatter                            -

2.       Mr. Ernesto Valenzuela Espinoza is the current Statutory Auditor.

2. The current capital stock is the amount of $11,359,859.00 Pesos, Mex. Cy. distributed as provided above.

3.       The attorneys-in-fact of the Corporation as of January 2002 are:

         Messrs. Kim A. Marvin, Paul J. Bamatter, Suzanne Crawford, Alex Di Palma, Antoinette Lapolla, Scott Womack and Carlos Echeverria Rodriguez, as attorneys-in-fact with signature "A" and Mauricio Hernandez Solis, Guillermo Grimaldi De Gives, Jose Luis Gonzalez Guadarrama, Juan Lugo Vega, Guadalupe Contreras Acosta, Blanca Estela Zapata Gonzalez, Santiago Iniguez Sanz, Miguel Angel Castillo Lara,
         J. Jesus Garcia Limon, Arturo Rivera Garcia, Fernando Sanchez Garcia, Thelma Bocanegra Camarillo and Francisco Lopez Hernandez, were appointed as attorneys-in-fact with signature "B".

         Messrs. Jose Nicolas Bravo Sanchez, Pedro Peregrino Munoz, Rogelio Leon Hurtado, Ricardo Avila Aguilar, Francisco Cuevas Godinez, Jose de Jesus Altamirano Escoto, Alvaro Jesus Altamirano Ramirez, Ramon Estudillo Andrade, Rafael Perez Munoz Hugo Jesus Soto Alvarez, Victor Hernandez Mejia, Victor Manuel Avila Estudillo, Francisco Javier Jimenez Jimenez, Victor Manuel Cruz Zamora and Claudia Vazquez Corzo, are also attorneys-in-fact either with special or limited authority.



                             Rafytek, S.A. de C.V.
                             Officer's Certificate


      The undersigned hereby certifies that Exhibit T3A.9 is a fair and accurate English translation of the Spanish document to which it corresponds.


Date:  January 31, 2002
                                           /s/ C. Suzanne Crawford
                                           ------------------------
                                           C. Suzanne Crawford
                                           Attorney-in-fact